Exhibit 10.25

EXTENSION ON GHI PAYMENT OBLIGATION

This letter of agreement (the “Letter of Agreement”) is reflecting the agreement reached on March 31, 2009 amongst all parties to the Amendment No. 3 to Exclusive License and Distribution Agreement dated December 18, 2008 (the “Amendment No. 3”) with regard to the following subject only. Any capitalized term used but not defined herein shall have the same meaning as in the Amendment No. 3.

RECITALS

WHEREAS, GHI has requested Reduct and Delta Networks for an extension on the GHI cash portion payment obligation to Reduct under Section 10 of the Amendment No. 3 (the “Reduct Payment”), and Reduct and Delta Networks have agreed to allow such an extension under certain terms and conditions (the “Extension”).

NOW, THEREFORE the parties hereby agree as follows:

1. Extension of GHI payment obligation due under Section 10 of the Amendment No. 3 for the calendar year 2009. The GHI payment obligation due under Section 10 of the Amendment No. 3 for the calendar year 2009 is hereby amended to be US$500,000 due on June 1, 2009 and the balance due for 2009 shall be paid before December 31, 2009. as supported by market demand for probes.

2. Alternative Payment in Kind. For any payment required by Section 1 hereof not paid in cash by December 31, 2009, such balance due and outstanding shall be paid in stock in GHI, priced at the average between the bid and the ask at the close of the market for each day over the last sixty trading days of 2009.

3. Reduct will invoice directly to GHI/Geospatial clients. For the term of the Extension, Reduct will produce and invoice for Company Products, System accessories and maintenance services directly to GHI/Geospatial clients. The difference between the sale price and the Reduct standard pricing for Company Products, System Accessories and maintenance services prices agreed under the Exclusive License and Distribution Agreement may be invoiced by GHI/Geospatial to Reduct and be offset against GHI/Geospatial payables otherwise due and outstanding to Reduct/Delta Networks.

4. Termination or cancellation under the Exclusive License and Distribution Agreement. In the event of a termination or cancellation under the Exclusive License and Distribution Agreement, Reduct shall continue to provide server access and services to GHI on all Company Products and/System Accessories owned or sold by GHI. After the termination under the Exclusive License and Distribution Agreement, Reduct shall make Company

Products and/or System Accessories and related services available on mutually agreed commercial pricing on a non-exclusive basis.

5. Purchase of Reduct Stock. The parties agree that the amount of purchase price for Reduct mentioned in Section 6 of the Amendment No. 3 to the Exclusive License and Distribution Agreement shall be subject to negotiation with the proposed investor at the time of the financing round to fund the said acquisition.

IN WITNESS WHEREOF, the parties hereto have executed this Letter of Agreement, or caused this Letter of Agreement to be duly executed by their respective authorized officers, as of March 31, 2009.

GEOSPATIAL MAPPING SYSTEMS, Inc.		GEOSPATIAL HOLDINGS, INC.

	/s/ Mark A. Smith		/s/ Mark A. Smith
By:	Mark A. Smith	By:	Mark A. Smith
Title:	CEO

REDUCT NV		DELTA NETWORKS LIMITED SA

By:	/s/ Otto Ballintijn		/s/ Peter Magnus
Name:	Otto Ballintijn	By:	Peter Magnus